Exhibit 99.2

News Release
NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries Initiates Optimization Program
In Its Material Handling Segment
March 30, 2009, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today announced that it is initiating a manufacturing optimization program in the Company’s Material Handling Segment. This program is aimed at reducing costs, increasing competitive positioning and enhancing long-term operating performance. As a result, the Company anticipates pre-tax savings of approximately $13 to $16 million on an annualized run-rate basis, with approximately 20% of the savings beginning to appear in the second half of 2009. The Company expects to incur pre-tax cash expenses of approximately $5 to $7 million in 2009.
President and Chief Executive Officer John C. Orr commented, “As with the project in our Lawn and Garden Segment, our objectives are to become more disciplined in our operational effectiveness, reduce costs and drive profitable growth in our Material Handling Segment for the benefit of our customers, employees and shareholders.”
Key action areas of the program include: streamlining manufacturing processes and workflows, expanding forecasting and inventory management programs, and improving raw material utilization to reduce cost and waste. The program will also implement new technologies to strengthen the Company’s sales team and their solutions-driven selling processes. The Company expects the program to further position its leadership brands, Buckhorn® and Akro-Mils®, as premier suppliers of reusable containers and related material handling products to better serve customers’ needs.
Estimated savings and expenses could be revised as the program is implemented throughout the remainder of 2009. Updates will be provided in the Company’s earnings announcements.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2008 net sales of $867.8 million. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE